Desert Health Products, Inc President & CEO Sets Bold New Agenda


SCOTTSDALE, AZ - March 28, 2006 - Desert Health Products, Inc., (OTC.BB: "DHPI") announced today as part of its' plan of reorganization, the appointment of David Stewart, as Chief Executive Officer, effective March 21, 2006. The appointment of Stewart comes with the recommendation of the Unsecured Creditors Committee and Court Approval of this experienced seasoned executive.

In commenting on Mr. Stewart's appointment, Desert Health's Founder, Mr. Johnny Shannon noted, "David brings to Desert Health a seasoned executive with proven sales and marketing experience and a truly exceptional record of success over a 35 year history in the nutritional supplement and direct sales fields, and brings his hands-on experience in executive and management positions with several successful companies, both private and public. David's appointment and my ongoing support of Desert Health should benefit all the shareholders."

Mr. Shannon stated that Stewart's position provides the company with innovative marketing techniques to move the company forward with its introduction of new sales channels, markets and enhanced products. This will add significantly to Desert Health's opportunity for revenue enhancement. Mr. Shannon went on to say that he wanted to thank all of those who have supported him and Desert Health throughout the years.

David Stewart says, "We plan an aggressive Sales and Marketing program to start generating revenues shortly in the $150 Billion Dollar global nutritional industry. The unique and exclusive products that Mr. Shannon and his team have developed, including the patent pending Foot Care System, as well as a proven and well documented cellulite product are high demand products in today's marketplace. We expect to be able to announce our initial steps to significant enhancements to DHPI, corporate structure, revenue plans, additional products and increases in shareholder value in the weeks to come. We anticipate further cooperation and support of the Creditors Committee and outside directors."

DHPI is an international distributor of nutrition and dietary supplements. DHPI is currently operating under the protection of the court in a voluntary Chapter 11 filing and has implemented a global commercialization strategy for its diversified line of nutritional products. DHPI strives to give the customer the best quality nutritional products at the most competitive prices.

Safe Harbor Statement: This release contains statements that are 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about Desert Health Products, Inc.'s business, which are derived in part on assumptions of its management, and are not guarantees of Desert Health Products, Inc.'s future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in Desert Health Products, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2004, and its Quarterly Report on Form 10-QSB for the three-month period ended September 30, 2005, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. Desert Health Products, Inc. does not intend to update any of these forward-looking statements after the date of this release.

Contact:          David Stewart
                  Email: david@deserthealth.com
                  Ph: 480.951.1941
                  Fax: 480.661.7163
                  Web: www.deserthealth.com